Exhibit 11.  Statement re computation of per share earnings.

                                            TORCHMARK CORPORATION
                                        COMPUTATION OF EARNINGS PER SHARE



                                               Three months ended March 31,
                                                    1994             1993
                                               -------------    -------------
          Net income                            $75,571,884      $73,488,803
          Preferred dividends                      (804,130)        (822,186)
                                               -------------    -------------
          Net income available to common        $74,767,754      $72,666,617
                                               =============    =============
          Weighted average shares and common
            stock equivalents outstanding        72,891,220       73,560,440
                                               =============    =============

          Primary earnings per share:
            Net income                                $1.03            $0.99
                                               =============    =============